Exhibit 4.05

AMENDMENT NUMBER TWO

TO THE

AMYRIS, INC. 2010 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Amyris, Inc., a Delaware corporation (the “Company”), maintains the Amyris, Inc. 2010 Employee Stock Purchase Plan, effective as of September 27, 2010 (as previously amended, the “Plan”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan);

WHEREAS, pursuant to Section 25 of the Plan, the Leadership Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) has the authority to amend the Plan, subject to stockholder approval of any Plan amendment to (i) increase the number of shares that may be issued under the Plan or (ii) change the designation of the employees (or class of employees) eligible for participation in the Plan, and subject to the limitations of Section 423 of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Committee has authorized an amendment of the Plan (this “Amendment”) to increase the maximum number of shares which may be purchased by any Participant during any one Offering Period under the Plan from 533 shares to 3,000 shares.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of February 8, 2018, as follows:

Section 10(b) of the Plan is hereby amended and restated as follows:

“(b)  The Committee may, in its sole discretion, set a lower maximum number of shares which may be purchased by any Participant during any Offering Period than that determined under Section 10(a) above, which shall then be the Maximum Share Amount for subsequent Offering Periods; provided, however, in no event shall a Participant be permitted to purchase more than 3,000 Shares during any one Offering Period, irrespective of the Maximum Share Amount set forth in (a) and (b) hereof. If a new Maximum Share Amount is set, then all Participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period for which it is to be effective. The Maximum Share Amount shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.”

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of February 9, 2018.

AMYRIS, INC.

By:	/s/ John Melo
Name:	John Melo
Title:	President and Chief Executive Officer